Exhibit 21.1

Flagstone Reinsurance Holdings Limited
List of Subsidiaries

Subsidiary	Jurisdiction	Ownership Interest Held By Immediate Parent
Flagstone Reinsurance Limited	Bermuda	100%
Island Heritage Holdings Limited (1)	Cayman Islands	28.5%
Flagstone Réassurance Suisse SA (2)	Switzerland	100%
Flagstone Leasing Services Limited (3)	Bermuda	100%
Flagstone Westwind Holdings Limited (3)	Bermuda	100%
Flagstone (Gibraltar) Limited (3)	Gibraltar	100%
Flagstone Finance SARL (4)	Luxembourg	100%
West End Capital Management (Bermuda) Limited	Bermuda	100%
Flagstone Management Services (Halifax) Limited (5)	Canada	100%
West End Capital Management BPO Services (India) Private Limited (5)	India	100%
Flagstone (Mauritius) Limited (5)		100%
Flagstone Representatives Limited (formed as West End Capital Management (UK) Limited) (5)	United Kingdom	100%
Mont Fort Re Limited (6)	Bermuda	100%

(1)    An entity in which Flagstone Reinsurance Limited acquired a minority interest.

(2)    An indirect wholly-owned subsidiary of Flagstone Reinsurance Limited.

(3)    A wholly-owned subsidiary of Flagstone Reinsurance Limited.

(4)    A wholly-owned subsidiary of Flagstone (Gibraltar) Limited.

(5)    A wholly-owned subsidiary of West End Capital Management (Bermuda) Limited.

(6)    The Company owns all of the outstanding common shares, and none of the outstanding preferred shares, of Mont Fort Re Limited.